EXHIBIT 24
POWER OF ATTORNEY
DIRECTORS OF COMMERCIAL BANCSHARES, INC.
     Know all men by these presents that each person whose name is signed below has made, constituted and appointed, and by this instrument does make, constitute and appoint Robert E. Beach and David Browne, or either of them, his true and lawful attorney with full power of substitution and resubstitution to affix for him and in his name, place and stead, as attorney-in-fact, his signature as director (including in any capacity as a member of a duly constituted committee of the Board of Directors) or officer, or both, of Commercial Bancshares, Inc., an Ohio corporation (the “Company”), to a Registration Statement on Form S-8/A registering under the Securities Act of 1933, common shares to be sold and offered under the Commercial Bancshares, Inc. Deferred Compensation Plan, and to any and all amendments, post-effective amendments and exhibits to that Registration Statement, and to any and all applications and other documents pertaining thereto, giving and granting to such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact or any such substitute shall lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, this Power of Attorney has been signed at Upper Sandusky, Ohio, this 12th day of November, 2008.

Signature	Title

/s/ John W. Bremyer John W. Bremyer	Director

/s/ Stanley K. Kinnett Stanley K. Kinnett	Director

/s/ Lynn R. Child Lynn R. Child	Director

/s/ Richard A. Sheaffer Richard A. Sheaffer	Director

/s/ Michael A. Shope Michael A. Shope	Director

/s/ Kurt D. Kimmel Kurt D. Kimmel	Director

/s/ Mark Dillon Mark Dillon	Director

/s/ Daniel E. Berg Daniel E. Berg	Director

/s/ Deborah J. Grafmiller Deborah J. Grafmiller	Director